Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Encision Inc.

Boulder, Colorado

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Encision Inc. of our report dated June 19, 2015, with respect to the balance sheets of Encision Inc. as of March 31, 2015 and 2014, and the related statements of operations, shareholders’ equity, and cash flows for the years then ended, which appears in the March 31, 2015 Annual Report on Form 10-K of Encision Inc.

/s/ Eide Bailly LLP

Greenwood Village, Colorado
July 28, 2015